Exhibit 4.7.1

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 21, 2003, among Newisys, Inc., a Delaware corporation (the “Guaranteeing Subsidiary”), Sanmina-SCI Corporation, a Delaware corporation (the “Company”) and U.S. Bank National Association (as successor to State Street Bank and Trust Company of California, N.A.), as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 23, 2002, providing for the issuance of an aggregate principal amount of up to $750,000,000 of 10.375% Senior Secured Notes due January 15, 2010 (the “Notes,” which term includes any notes exchanged for such Notes in an exchange offer) which are guaranteed by the Notes Guarantors;

WHEREAS, the Indenture provides that under certain circumstances the Company shall cause each Domestic Restricted Subsidiary that is not a Notes Guarantor and each Person that becomes a Domestic Restricted Subsidiary following the Issue Date to become a Notes Guarantor by, among other things, executing and delivering to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary shall become a Notes Guarantor, all as more fully set forth in Section 1306 of the Indenture;

WHEREAS, the Guaranteeing Subsidiary is a Domestic Restricted Subsidiary that is not a Notes Guarantor and, therefore, is required under Section 1306 of the Indenture to become a Notes Guarantor by, among other things, executing this Supplemental Indenture;

WHEREAS, Section 901 of the Indenture provides that the Company, the Guaranteeing Subsidiary and the Trustee may enter into this Supplemental Indenture without the consent of any Holder of a Note in order to add Notes Guarantors;

WHEREAS, the Company and the Guaranteeing Subsidiary have requested that the Trustee enter into this Supplemental Indenture in order for the Guaranteeing Subsidiary to become a Notes Guarantor; and

WHEREAS, in connection with the foregoing, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, both dated the date hereof, as required by the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.               CAPITALIZED TERMS.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

2.               NOTES GUARANTEE.  The Guaranteeing Subsidiary hereby agrees as of the date hereof to become a Notes Guarantor under the Indenture, with the rights, obligations and duties of a Notes Guarantor thereunder as if the Guaranteeing Subsidiary were a Notes Guarantor and had executed the Indenture as a Notes Guarantor.

3.               EXECUTION AND DELIVERY OF NOTES GUARANTEE AND SECURITY DOCUMENTS.  The Guaranteeing Subsidiary hereby agrees to execute the applicable Security Documents and a Notes Guarantee, in the form attached to the Indenture, to evidence the Notes Guarantee of the Guaranteeing Subsidiary and to provide collateral to secure the obligations pursuant to the terms of the Indenture and the Notes.

4.               EFFECT OF HEADINGS AND TABLE OF CONTENTS.  The headings herein are for convenience only and shall not affect the construction hereof.

5.               SEPARABILITY CLAUSE.  In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.               GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.               SUPPLEMENTAL INDENTURE SOLELY CORPORATE OBLIGATION.  No recourse for the payment of the principal of or premium, if any, or interest on the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Notes Guarantors (including the Guaranteeing Subsidiary) in the Indenture or this Supplemental Indenture or in any Note or Notes Guarantee, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer, or director or subsidiary, as such, past, present or future, of the Company or the Notes Guarantors (including the Guaranteeing Subsidiary) or of any successor corporation, either directly or through the Company or the Notes Guarantors (including the Guaranteeing Subsidiary) or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture, this Supplemental Indenture and the issue of the Notes and Notes Guarantees.

8.               COUNTERPARTS.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument.

9.               THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: July         , 2003

NEWISYS, INC.

By:
Name:	Walter Boileau
Title:	Treasurer

SANMINA-SCI CORPORATION

By:	/s/ Rick R. Ackel
Name:	Rick R. Ackel
Title:	Executive Vice President and Chief
Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE

By:	/s/ authorized signatory
Name:
Title: